American High-Income Municipal Bond Fund
January 31, 2018
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$70,835
Class B	$-
Class C	$3,436
Class T*	$-
Class F-1	$4,234
Class F-2	$12,816
Class F-3	$10,127
Total	$101,448
Class R-6	$8,571
Total	$8,571
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2957
Class B	$-
Class C	$0.2356
Class T	$0.3171
Class F-1	$0.2901
Class F-2	$0.3108
Class F-3	$0.3194
Class R-6	$0.3198
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	247,388
Class B	-
Class C	14,609
Class T	1
Class F-1	13,447
Class F-2	44,407
Class F-3	36,627
Total	356,479
Class R-6	31,345
Total	31,345
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$15.78
Class B	$-
Class C	$15.78
Class T	$15.78
Class F-1	$15.78
Class F-2	$15.78
Class F-3	$15.78
Class R-6	$15.78
* Amount less than one thousand